Exhibit 10.13
March 14, 2024
Chris Jensen
c/o Ibotta, Inc.
1801 California Street #400
Denver, CO 80202
Re: Confirmatory Employment Letter
Dear Chris:
This letter agreement (the “Agreement”) is entered into between Chris Jensen(“you”) and Ibotta, Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign it, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.
1.    Position. Your position will continue to be Chief Revenue Officer, and you will continue to report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.    Base Salary. Your current annual base salary is $275,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Effective upon the date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act with respect to any class of the Company’s common stock (the “Registration Date”), your annual base salary will increase to $315,000. Thereafter, your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
3.    Annual Bonus. You are eligible to earn an annual cash bonus with a current target value of 100% of your annual base salary, based on achieving performance objectives established by the Company’s Board of Directors (the “Board”) or an authorized committee thereof (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Effective upon the Registration Date, the target value of your annual cash bonus will be equal to 100% of your annual base salary. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices. In addition, the Board and/or the Committee may, in its direction, grant you discretionary bonuses from time to time.
4.    Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.    Employee Benefits. As a regular full-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plans. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.
6.    Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position with the Company. The Severance Agreement will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
7.    Employee Confidentiality and Invention Assignment. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you previously signed with the Company (the “Confidential Information Agreement”) still apply.
8.    Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will”

nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
9.    Protected Activity Not Prohibited. You understand that nothing in this Agreement or the Confidential Information Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law. Further, nothing in this Agreement or the Confidential Information Agreement shall in any way limit or prohibit you from discussing or disclosing either orally or in writing, any alleged discriminatory or unfair employment practice (including, without limitation, any underlying facts of any alleged discriminatory or unfair employment practice). In addition, you understand that nothing in this Agreement or the Confidential Information Agreement, including its definition of “Company Confidential Information,” prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the preceding, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you hereby acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A. Finally, you understand that nothing in this Agreement or the Confidential Information Agreement, including its definition of “Company Confidential Information,” (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.
10.    Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Denver County in the State of Colorado.
11.    Miscellaneous. This Agreement, the Confidential Information Agreement, and the Severance Agreement constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.
12.    Successors. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives upon your death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of your right to compensation or other benefits will be null and void.
13.    Counterparts. This Agreement may be executed in counterparts (including by electronic means), each of which will be deemed an original, but both of which together will constitute one and the same instrument. Signatures delivered by PDF shall be effective for all purposes.
To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

Ibotta, Inc.

By:	/s/ Bryan Leach
Bryan Leach
Chief Executive Officer
I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Chris Jensen
Chris Jensen
Date:	3/16/2024

Exhibit A
SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016
“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”